Sub-Item 77I: Terms of New or Amended Securities

Effective July 31, 2015, the Goldman Sachs Bond Fund, Goldman Sachs Core Fixed Income Fund, Goldman Sachs Emerging Markets Debt Fund, Goldman Sachs Enhanced Income Fund, Goldman Sachs Global Income Fund, Goldman Sachs Government Income Fund, Goldman Sachs High Quality Floating Rate Fund, Goldman Sachs High Yield Fund, Goldman Sachs Inflation Protected Securities Fund, Goldman Sachs Investment Grade Credit Fund, Goldman Sachs Short Duration Government Fund, Goldman Sachs Short Duration Income Fund, Goldman Sachs Strategic Income Fund and Goldman Sachs U.S. Mortgages Fund (the Funds) commenced offering Class R6 Shares. The terms of the Class R6 Shares for the Funds are described in Post-Effective Amendment No. 470 to the Registrants Registration Statement on Form N-1A, filed with the Securities and Exchange Commission on July 29, 2015 (Accession No. 0001193125-15-268445).